Exhibit 99.1

Global Wide Publication Ltd. complete merger

SANTA ROSA, CA, June 21 /PRNewswire-FirstCall/ — Global Wide Publication Ltd. (“GW”) (OTCBB: GWPB) announced today that, effective June 22, 2005 it will complete the previously announced merger (the “Merger”) with ViaSpace Technologies LLC (“ViaSpace LLC”), a well-respected and established technology company that develops hardware and software products that solve today’s complex problems. The announcement was made today by Mr. Grant Miller, President and CEO of Global Wide Publication Ltd.

Effective for the opening of the market on June 22, 2005, GW will change its name to “VIASPACE Inc.” (“VIASPACE”) in conjunction with a 5 for 1 split. The members of ViaSpace will be issued an aggregate of 226,800,000 post-split shares of GW common stock in consideration for their membership interests of ViaSpace LLC. A total of 54,000,000 post-split shares of GW common stock will continue to be held by the pre-existing GW shareholders. The authorized capital of VIASPACE will be 400,000,000 shares of common stock ($0.001 par value) and 5,000,000 shares of preferred stock ($0.001 par value). The directors of VIASPACE will be Dr. Carl Kukkonen (who will also serve as the Chief Executive Officer, and President) and Mr. Amjad Abdallat (who will also serve as Vice-President and Chief Operating Officer). Messrs. Kukkonen and Abdallat are the key officers and managing directors of ViaSpace LLC. In addition, Mr. Stephen Muzi will become the Chief Financial Officer, Secretary, and Treasurer of VIASPACE.

About ViaSpace LLC
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ViaSpace Technologies LLC is a technology company that develops hardware and software products that solve some of today’s more complex problems. The company benefits from strategic relationships with numerous technology centers, research centers, and universities throughout the US.

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Global Wide Publication Ltd. has little or no control.

ON BEHALF OF THE BOARD

Grant Miller, President — CEO
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Global-Wide Publication Ltd.

Phone: (707) 575-4027
Fax: (707) 545-6776
e-mail: RomaEquities@aol.com

Global Wide Publication Ltd.

Contact Details:

CONTACT: Grant Miller, President — CEO, Global-Wide Publication Ltd.,
Phone: (707) 575-4027, Fax: (707) 545-6776, e-mail: RomaEquities@aol.com